Randgold Resources Limited
Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

FULL STEAM AHEAD AT LOULO

London, 5 May 2005 - The first of two ball mills has arrived on site at Randgold
Resources' Loulo gold mine project in Mali, where construction is proceeding at a fast pace in line with the target of first production later this year.
Installation of the mill will be completed this month.

In the meantime, the plant steelwork is progressing well, as is the construction of earthworks at the water storage dam and the tailings storage facility.
Preparations for the rainy season have started with the upgrading of the main access road. Mining operations started last quarter and the ROM pad is currently being constructed using waste stripped from the Loulo 0 pit. Next month the operational focus will shift to the Yalea pit to advance the mining of the soft ore ahead of the plant commissioning. Site clearing operations at Yalea are done and the haul road from Yalea to the plant is nearing completion.

Following the start-up of mining, the operating personnel on site has grown and the mine offices and the permanent accommodation in the mine village are now being occupied. But, says general manager: capital projects John Steele, with most of the furniture still on its way, "we're having to rough it a little. Our carpenters are furiously making temporary beds so we can cope with the influx of people. At least our cellphone system is working now, so everyone has a phone."

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow +44 779 775 2288
Financial Director - Roger Williams +44 791 709 8939
Investor & Media Relations - Kathy du Plessis +27 11 728 4701,
Cell: +27 (0) 83 266 5847,
Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form
20-F for the year ended 31 December 2003, which was filed with the United States
Securities and Exchange Commission (the `SEC') on 30 June 2004. Randgold
Resources assumes no obligation to update information in this release.
Cautionary Note to US Investors: The SEC permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC. Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves' for the purposes of the SEC's industry guide number 7.